Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

OCEAN BIOMEDICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share(1)	457(c)	200,000	$6.67	$1,334,000.00	$0.00011020	$147.01
Equity	Common stock, $0.0001 par value per share (issuable upon exercise of warrants)(2)	457(g)	511,712	$8.06	$4,124,398.72	$0.00011020	$454.51
Equity	Common stock, $0.0001 par value per share (issuable upon exercise of warrants)(3)	457(g)	102,342	$7.47	$764,494.74	$0.00011020	$84.25
Equity	Common stock, $0.0001 par value per share (issuable upon exercise of warrants)(4)	457(g)	475,000	$10.34	$4,911,500.00	$0.00011020	$541.25
Equity	Common stock, $0.0001 par value per share (issuable upon exercise of warrants)(5)	457(g)	10,961,000	$11.50	$126,051,500.00	$0.00011020	$13,890.88
Equity	Warrants to purchase common stock(6)	457(g)	5,411,000	—	—	$0.00011020	—
Equity	Common stock, $0.0001 par value per share(7)	457(c)	7,876,936	$6.67	$52,539,163.12	$0.00011020	$5,789.82
Equity	Common stock, $0.0001 par value per share(8)	457(c)	2,643,677	$6.67	$17,633,325.59	$0.00011020	$1,943.19
Total Offering Amounts							$22,850.90
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$22,850.90

(1)	Consists of 200,000 shares of Common Stock issuable to NPIC Limited pursuant to the Loan Modification Agreement dated March 22, 2023. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices as reported on April 18, 2023.

(2)	Consists of up to 511,712 shares of Common Stock that are issuable upon the exercise of certain of the Second Street Warrants.

(3)	Consists of up to 102,342 shares of Common Stock that are issuable upon the exercise of certain of the Second Street Warrants.

(4)	Consists of (i) up to 275,000 shares of Common Stock that are issuable upon the exercise of certain of the Second Street Warrants and (ii) up to 200,000 shares of Common Stock that are issuable upon the exercise of the McKra Warrant.

(5)	Consists of (i) up to 5,411,000 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants, (ii) up to 5,250,000 shares of Common Stock that are issuable upon the exercise of the Public Warrants, (iii) up to 150,000 shares of Common Stock that are issuable upon the exercise of certain of the Second Street Warrants, and (iv) 150,000 shares of Common Stock that are issuable upon the exercise of the Special Forces Warrant.

(6)	Consists of up to 5,411,000 Private Placement Warrants. In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the shares of common stock underlying the warrants, and no separate fee is payable for the warrants.

(7)	Consists of (i) up to 1,518,512 shares of Common Stock that were purchased by Vellar prior to the closing of the Business Combination, (ii) up to 2,175,000 shares of Common Stock that were purchased by Polar prior to the closing of the Business Combination, (iii) up to 2,625,000 shares of Common Stock resulting from the reclassification of Aesther Class A common stock following the conversion of 2,625,000 shares of Aesther Class B common stock to Aesther Class A common stock, (iv) up to 1,365,000 shares of Common Stock resulting from the reclassification of Aesther Class A common stock that was issued in connection with the Sponsor obtaining two three-month extensions to complete the Business Combination, and (v) up to 193,424 shares owned by Poseidon that it has pledged to McKra Investments III and Second Street Capital, LLC. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices as reported on April 18, 2023.

(8)	Consists of (i) up to 2,568,667 shares of Common Stock that may be issued and sold by us to White Lion pursuant to the Common Stock Purchase Agreement and (ii) 75,000 shares of Common Stock issued to White Lion under the Common Stock Purchase Agreement as the Initial Commitment Shares. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices as reported on April 18, 2023.